STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Flagship Agreement") is entered into by and among BIO-AQUA SYSTEMS, INC., a Florida corporation ("Bio-Aqua") and FLAGSHIP IMPORT EXPORT CORPORATION, a Bahamian corporation, which is controlled, directly or indirectly by Max Rutman, an individual currently residing in Santiago, Chile (collectively "Flagship") and which owns 8,573 shares of TEPUAL, S.A., a Chilean corporation ("Tepual"), as of the 15th day of June, 1999, but which Flagship Agreement shall be effective as of the effective date of the Registration Statement on Form SB-2 ("Registration Statement"), as filed by Bio-Aqua with the Securities and Exchange Commission ("Effective Date"). (Bio-Aqua, Flagship, and Tepual sometimes individually referred to as "Party" and collectively as "Parties").

                                    RECITALS

         A. Bio-Aqua is a corporation duly organized and existing under the laws of the State of Florida and located in Palm Beach County, Florida, having been incorporated March 18, 1999 and having authorized capital stock consisting of twenty-two million (22,000,000) shares of Common Stock par value $.0001, of which Twenty Million (20,000,000) shares are designated as Class A Voting Common Stock and Two Million (2,000,000) shares are designated as Class B Voting Common Stock ("Class B Common Stock").

         B. Bio-Aqua wishes to purchase 8,558 shares of Tepual (the "Tepual Shares"), out of 9,510 issued shares in Tepual.

         C. The laws of the State of Florida and the Country of Chile permit Bio-Aqua to purchase the 8,558 Shares for $3,185,703, subject to the terms and conditions set forth in this Flagship Agreement.

         D. Contemporaneously with the execution of this Flagship Agreement, Bio-Aqua shall enter into a stock purchase agreement with Flagship whereby as of the Effective Date, Flagship shall purchase 1,529,910 shares of Bio-Aqua Class B Common Stock, par value $.0001 ("Class B Common Stock") for $3,185,703 ("Bio-Aqua Agreement"), which Bio-Aqua Agreement shall be in substantially the same form as this Flagship Agreement, and which Bio-Aqua Agreement is attached hereto as Exhibit A.

         E. The Parties acknowledge and agree that the sole purpose for entering into the Flagship Agreement and the Bio-Aqua Agreement in this manner is to comply with the rules and regulations governing foreign investments in Chile, as promulgated by the Central Bank of Chile and but for these requirements, the Parties would have entered into a share exchange agreement whereby Bio-Aqua would have exchanged 1,529,910 shares of Class B Common Stock for 8,558 Tepual Shares. It is the Parties' intention that the Flagship Agreement and the Bio-Aqua Agreement be effective contemporaneously as of the Effective Date.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants herein contained, as of the "Effective Date," as hereinafter defined, it is agreed that Bio-Aqua shall purchase the 8,558 Shares for $3,185,703, subject to the terms and conditions set forth and the mode of carrying it into effect are and shall be as follows:

         1. Recitals. The above recitals are true, correct and are herein incorporated by reference.

         2. Purchase of Shares.

                  (a) Flagship hereby agrees to transfer to Bio-Aqua at the closing referred to in Section 3 below the 8,558 Tepual Shares, which represents an interest in Tepual, for $3,185,703, and Flagship agrees to deliver to Bio-Aqua a certificate representing the 8,558 Tepual Shares. All certificates to be delivered at the closing by the parties hereto shall be in negotiable form, subject to any lock-up agreements and other restrictions pursuant to Federal and state securities laws and contractual agreements with certain persons and Bio-Aqua's representative of the underwriters, including but not limited to, Rule 144 of the Securities Act of 1933, as amended or as applicable.

                  (b) Notwithstanding anything else to the contrary contained herein, contemporaneously with the closing contemplated herein, Bio-Aqua and Flagship shall enter into the Bio-Aqua Agreement.

         3. Closing Date. The "Closing Date" shall be the effective date of Bio-Aqua's registration statement on Form SB-2 filed with the Securities and Exchange Commission.


          4. Representations of Flagship. Flagship hereby represents and warrants that:

                  (a) Tepual is validly organized, existing and in good standing under the laws of the Country of Chile. Upon information and belief, there are no outstanding options, contracts, calls, commitments or demands of any character relating to the authorized but unissued stock of Tepual.

                  (b) The Tepual Shares to be sold at the closing are validly issued, fully paid and non-assessable.

                  (c) Except as otherwise previously disclosed to Bio-Aqua by Flagship, there has been no material adverse change in the condition of Tepual since the date of the financial statements previously provided to Bio-Aqua. To the best of Flagship's knowledge, the only changes in the financial condition of Tepual since said date are those arising from the normal and regular conduct of the business of Tepual.

                  (d) Except as otherwise previously disclosed to Bio-Aqua by Flagship, to the best of Flagship's knowledge, there is no litigation, governmental proceeding or investigation threatened or in prospect against Tepual or relating to any of the interest to be transferred hereunder which could materially affect Bio-Aqua.

                  (e) Except as otherwise previously disclosed to Bio-Aqua by Flagship, to the best of Flagship's knowledge, Tepual has no bonus, deferred compensation, profit-sharing, pension or retirement arrangements, whether or not legally binding, nor is it presently paying any pension, deferred compensation or retirement allowance which has not otherwise been disclosed to Bio-Aqua.

                  (f) The statements made and information given to Bio-Aqua concerning Tepual and the transactions covered by this Agreement are true and accurate and no material fact has been withheld from Bio-Aqua.

                  (g) Flagship has no knowledge of any developments or threatened developments of a nature that would be materially adverse to the business of Tepual.

                  (h) The Tepual Shares to be transferred by Flagship to Bio-Aqua hereunder are free and clear of all voting trusts, agreements, arrangements, encumbrances, liens, claims, equities and liabilities of every nature and Flagship is conveying clear and unencumbered title thereto to Bio-Aqua.

                  (i) There are no agreements to which Tepual is a party nor does Flagship know of any other agreements that in any way materially restrict or impinge upon the business of Tepual or the benefit of which Tepual requires or presently has in its business.

         5. Representations of Bio-Aqua. Bio-Aqua hereby makes the following representations and warranties to Flagship, each of which is true as of the date hereof and will be true as of the Closing Date with the same effect as though such representations and warranties had been made on the Closing Date:

                  (a) Bio-Aqua is a corporation duly organized and existing under and by virtue of the laws of the State of Florida, and is in good standing under the laws thereof.

                  (b) The execution and delivery of this Agreement by Bio-Aqua and the performance by Bio-Aqua of its covenants and undertakings hereunder have been duly authorized by all requisite corporate action, and Bio-Aqua has the corporate power and authority to enter into this Agreement and to perform the covenants and undertakings to be performed by it hereunder.

                  (c) Neither the execution nor the delivery of this Agreement, nor the consummation of the transaction herein contemplated, nor compliance with the terms hereof, will conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Incorporation or the Bylaws of Bio-Aqua as amended, or any agreement or instrument to which Bio-Aqua is now a party.

                  (d) Bio-Aqua is acquiring Flagship's stock for its own account and for investment and not with the view to the distribution or resale of any thereof.

         6. Investment Purpose. Bio-Aqua represents that it is acquiring the Tepual Shares to be delivered at the closing solely for investment and not for distribution or resale.

         7. Notices. Any notice or communication necessary or desirable hereunder shall be considered sufficient and delivery thereof shall be deemed complete if delivered in person or mailed by registered mail on the part of:

Bio-Aqua to:

                           Bio-Aqua Systems, Inc.
                           1900 Glades Road, Suite 351
                           Boca Raton, Florida  33431

and to Flagship and Max Rutman, as follows:

                           Flagship Import Export Corporation
                           General Ekdhal 159
                           Santiago, Chile
                           Attn:  Max Rutman

and to Tepual as follows:

                           Tepual S.A.
                           General Ekdhal 159
                           Santiago, Chile
                           Attn:  Max Rutman

or to such other address as either party may hereafter specify in writing as his or its own address to the other party.

         8. Entire Agreement. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection herewith.

         9. Severability. Flagship and Bio-Aqua hereby agree and affirm that none of the above provisions is dependent on the validity of any other provision and invalidity as to any provision or any part thereof shall not affect any other provision.

         10. Governing Law. This Agreement shall be governed by the laws of the State of Florida. Venue shall be Broward County, Florida.

         11. Counterpart. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                              BIO-AQUA SYSTEMS, INC.

                                              By:  /s/ Max Rutman
                                              -----------------------------
                                              Name:   Max Rutman
                                              -----------------------------
                                              Its:   CEO
                                              -----------------------------


                                              FLAGSHIP IMPORT EXPORT CORPORATION

                                              By:  /s/ Max Rutman
                                              -----------------------------
                                              Name:   Max Rutman
                                              -----------------------------
                                              Its:   CEO
                                              -----------------------------